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                                                                   EXHIBIT 99.2


[A C S LOGO]                                                       NEWS RELEASE
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FOR IMMEDIATE RELEASE

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
MEDIA CONTACT:                                     ANALYSTS CONTACT:

                                                   Mark A. King
Corporate Communications                           Executive Vice President and
Affiliated Computer Services, Inc.                 Chief Financial Officer
(214) 841-8011                                     (214) 841-8007
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                  AFFILIATED COMPUTER SERVICES, INC. COMPLETES
                        ACQUISITION OF CARA CORPORATION


DALLAS, TEXAS - January 5, 1998 -- Affiliated Computer Services, Inc. (NYSE:
AFA) announced today that it has received regulatory approval and has completed the acquisition of CARA Corporation (CARA), the previously undisclosed professional services company that was the subject of a definitive purchase agreement disclosed on December 8, 1997.

CARA recorded annual revenue in excess of $48 million, based upon the 12 months ending October 31, 1997, and has approximately 500 consultants providing technical staff augmentation, project management, Year 2000 consulting, systems development services, and end-user performance support, training and documentation solutions to approximately 130 clients. Over its 22 year history, CARA has established long standing relationships with a broad base of Fortune 500 companies with its top five customers having been clients for a minimum of 10 years. CARA's main offices are in Chicago, Portland, Seattle and Phoenix. CARA will be merged with, and operated by, Technical Directions, Inc., an ACS subsidiary company.

Affiliated Computer Services, Inc., based in Dallas, Texas, and with offices throughout the United States, and in Europe and Mexico, provides information technology services and electronic commerce solutions. ACS provides a full range of information technology services including business process outsourcing, data processing outsourcing, image management solutions and information systems programming services. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "AFA".



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